When the transaction referred to the fifth paragraph of Note 14 of the notes to the financial statements has been consummated, we will be in a position to render the following consent.

/s/ KPMG LLP

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Satsuma Pharmaceuticals, Inc.:

We consent to the use of our report dated June 21, 2019, except as to the fifth paragraph of Note 14, which is as of September     , 2019, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

[unsigned]

San Diego, California

                    , 2019